UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         June 30, 2010

                                                              HEMIWEDGE INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30291	65-0735872
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1011 Beach Airport Road, Conroe, Texas	77301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   ________(936) 539-5770

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01         Entry into a Material Definitive Agreement.

Approval of Amended and Restated Loan Documents and Related Loan Documents

Pursuant to the provisions of an Assignment of Note, Loan Documents and Security Interests (“Assignment Agreement”) dated June 30, 2010 by and among Stillwater National Bank and Trust Company (the “Bank”), as assignor, and Eads Investments I, LLC and D. Bradley McWilliams (collectively, “New Lenders”), as assignees, the New Lenders purchased from the Bank all outstanding indebtedness and obligations (“Prior Indebtedness”) of Hemiwedge Industries, Inc. (the “Corporation”) and its subsidiary, Hemiwedge Valve Corporation (“Subsidiary”)  (collectively, “Borrowers”) under and pursuant to the Loan and Consolidation Agreement and certain other loan documents, each  dated September 30, 2008 among Borrowers, certain other parties and the Bank (collectively the “Prior Loan Documents”).

As a condition of the purchase of the Prior Indebtedness by the New Lenders from the Bank under the Assignment Agreement, the Bank agreed to release the Borrowers from all obligations and indebtedness to the Bank under the Original Loan Documents pursuant to the terms of a Consent and Release Agreement dated June 30, 2010.

As a condition of (a) the purchase by the New Lenders of the Prior Indebtedness and all obligations of Borrowers to the Bank under the Prior Loan Documents and (b) the agreement by the New Lenders to extend and renew the Prior Indebtedness and obligations of the Borrowers under the Prior Loan Documents and (c) the Lenders’ forbearance from accelerating the loans and Prior Indebtedness under the Prior Loan Documents, the Corporation and Subsidiary have agreed to enter into an Amended and Restated Loan Agreement and certain other loan documents and security agreements with the New Lenders (“New Loan Documents”) all dated June 30, 2010 evidencing the Corporation’s and the Subsidiary’s indebtedness and granting certain security interests to the New Lenders (“New Indebtedness”).

The New Loan Documents dated June 30, 2010 consisted of:  (i) an Amended and Restated Loan Agreement (the “Loan Agreement”) by and among the Corporation, the Subsidiary and the New Lenders; (ii) a 10% Amended and Restated Promissory Note in the aggregate principal amount of $706,125 issued by the Corporation and the Subsidiary in favor of the New Lenders (the “Note”); (iii) an Amended and Restated Security Agreement by and among the Corporation, the Subsidiary and the New Lenders (the “Security Agreement”); and (iv) a Stock Pledge and Security Agreement between the Corporation and the New Lenders (the “Pledge Agreement”).

In addition, the Corporation issued New Lenders 5-year common stock purchase warrants (the “Warrants”) to purchase 2,875,000 shares of the Corporation’s common stock (“Common Stock”) at an exercise price of $0.10 per share”); provided that the amount of Warrant Shares shall be reduced to 575,000 shares of Common Stock at a purchase price of $0.10 per share if, on or before August 15, 2010 either (i) New Lenders sell all (but not less than all) of their interest in Note to a third party for the full outstanding balance thereunder, or (ii) the Note is paid in full plus all interest and costs (without duplication) owed thereon (including attorney fees of New Lenders) all in the form and substance satisfactory to the New Lenders.

The Note has a maturity dates of June 30, 2011.  Interest accrues on the Note at a rate of 10% and is to be paid on September 30, 2010, December 31, 2010, March 31, 2011 and the balance due on the Maturity Date.  At the Corporation’s option, interest may be paid in Common Stock at a rate of 5,000 shares of Common Stock per day (the “Interest Common Stock”).

The Corporation granted New Lenders piggyback registration rights with respect to their shares of Common Stock issuable upon exercise of the Warrants and for shares of Interest Common Stock, subject to certain cut backs and exclusions.  The Loan Agreement also provides certain covenants on the Corporation and Subsidiary.

The Note is secured by a pledge of all of the Corporation and Subsidiary’s assets under the terms of the Security Agreement.  In addition, the Corporation pledged its shares of Subsidiary’s common stock as additional security for the Note

The paragraphs above describe certain of the material terms of the New Loan Documents with the New Lenders. Such description is not a complete description of the material terms of such New Loan Documents  and is qualified in its entirety by reference to the agreements entered into in connection with the transaction which are included as exhibits to this Current Report on Form 8-K.

Item 1.02         Termination of a Material Definitive Agreement.

See Item 1.01 above.  The execution of the Assignment Agreement and the Consent and Release effectively terminated the Prior Loan Documents and Prior Indebtedness with Stillwater National Bank & Trust Company.

Section 3 – Securities and Trading Markets

Item 3.02         Unregistered Sales of Equity Securities.

See Item 1.01 above.  The issuance of Warrants and any issuance of Interest Common Stock and shares issuable upon exercise of the Warrants was exempt under both Sections 3(a)(9) and 4(2) of the Securities Act.

Section 9 – Financial Statements and Exhibits

Item 9.01         Financial Statements and Exhibits.

(c)	Exhibits.

                         4.1      Amended and Restated Note
                         10.1    Amended and Restated Loan Agreement
                         10.2    Amended and Restated Security Agreement
                         10.3    Stock Pledge Agreement
                         10.4    Assignment Agreement
                         10.5    Consent and Release
                         10.6    Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMIWEDGE INDUSTRIES, INC.
(Registrant)

Date: July 8, 2010	By:	/s/ Matthew C. Flemming
Matthew C. Flemming, Chief Financial Officer, Treasurer, Secretary, and Executive Vice President